Exhibit 1.1

ChipMOS TECHNOLOGIES INC.

Articles of Incorporation

Section I General Provisions

Article 1

The Company has been incorporated as a company limited by shares under the Company Act. The name of the Company is "南茂科技股份有限公司" in Chinese, and "ChipMOS TECHNOLOGIES INC." in English.

Article 2

The scope of business of the Company shall be as follows:

CC01080	Electronic Parts and Components Manufacturing,

I501010	Product Designing,

F119010	Wholesale of Electronic Materials,

CC01120	Data Storage Media Manufacturing and Duplicating, and

F401010	International Trade (limited to the import and export of the registered business items)

The research, development, production, manufacturing, and sales of the products listed below:

1.	Assembly and testing services for functional highly integrated memory semiconductors (principal products are DRAM with 64Mb, 256Mb and above).

2.	Assembly and testing services for mixed-signal products and its modules.

3.	Assembly and testing services for flat-panel display (FPD) driver ICs and FPD driver modules.

4.	LCOS optical engine sub-systems.

5.	Surface-mount technology and its related products.

6.	Trading (import and export) of the products relating to the above.

Article 3

The Company may conduct investment as necessary for its business operations, and may act as a shareholder with limited liability of another company by the resolution of the Board of Directors. The total amount of the Company’s investment shall not be subject to the restriction of the total amount of investment provided in Article 13 of the Company Act.

Article 4

The Company may provide guarantee for its affiliated companies as required by its business operations in accordance with the operational procedures for endorsements and guarantees.

Article 5

The Company establishes its head office in Hsinchu Science Park, and may, when necessary, establish branches domestically or abroad in accordance with the laws and regulations by the resolution of the board of directors and with the approval of the competent authorities.

Article 6

Public announcements of the Company shall be made in accordance with Article 28 of the Company Act.

Section II Capital Stock

Article 7

The total capital of the Company shall be in the amount of 9,700,000,000 New Taiwan Dollars, divided into 970,000,000 shares, of which the par value is 10 New Taiwan Dollars per share. For the shares not yet issued, the board of directors is authorized to issue such shares in installments based on the actual need.

A portion of the total capital described in the previous paragraph, in the amount of 970,000,000 New Taiwan Dollars, which is equivalent to 97,000,000 shares at a par value of 10 New Taiwan Dollars each, shall be reserved for the share subscription warrants. The board of directors is authorized to issue such shares in installments based on the actual need.

Article 7-1

If the Company issues the share subscription warrants after the Company has been listed on a stock exchange, the Company may issue the share subscription warrants at a price below the market price, provided that such issuance is adopted by two-thirds or more of the shareholders present at a shareholders' meeting attended by shareholders representing a majority of the total number of issued shares. The share subscription warrants may be issued in installments within one year after the resolution of the shareholders' meeting.

In the event that the Company buys back treasury stocks and transfers them to the employees at a price below the average buy-back price, before making the transfer, the Company shall obtain the approval of two-thirds or more of the shareholders present at a shareholders' meeting attended by shareholders representing a majority of the total number of issued shares.

Article 7-2

The employees entitled to receive treasury stock bought back by the company in accordance with the Company Act may include employees of parents or subsidiaries of the Company meeting certain specific requirements.

The employees entitled to receive share subscription warrants may include employees of parents or subsidiaries of the Company meeting certain specific requirements.

When the Company issues new shares, the employees entitled to subscribe the new shares may include employees of parents or subsidiaries of the Company meeting certain specific requirements.

The employees entitled to receive restricted stock may include employees of parents or subsidiaries of the Company meeting certain specific requirements.

Article 8

The stock certificates of the Company shall be in a name-bearing form, and shall be made in accordance with the relevant regulations of the Company Act. The shares may be issued without printing share certificates, provided that the shares issued without share certificates are registered with a centralized securities depository enterprise.

Article 9

All shareholders shall file their respective chop specimen with the Company for the Company's records. The chop specimen shall be used for identification when drawing dividends or exercising shareholders' rights in written form. Share transfer, bestowal, creation and rescission of share pledge, loss, destruction or other matters related to the shares shall be conducted in accordance with the Regulations Governing the Administration of Shareholder Services of Public Companies and other related laws and regulations.

The matters related to the shares of the Company shall be conducted in accordance with the Regulations Governing the Administration of Shareholder Services of Public Companies and related laws and regulations.

Article 10

Registration for transfer of shares shall be suspended sixty days prior to the date of an annual meeting of the shareholders, thirty days prior to the date of a special meeting of the shareholders, or five days prior to the record date for the distribution of dividend, bonus, or any other benefit by the Company.

Section III Shareholders’ Meeting

Article 11

Meetings of the shareholders are of two kinds: annual meetings and special meetings. Annual meetings shall be held at least once a year by the board of directors in accordance with the law within six months after the close of each fiscal year. Special meetings shall be convened by the board of directors whenever necessary according to the law. The audit committee may also convene a special meeting in accordance with the law when it deems necessary.

In case a shareholder is unable to attend the shareholders' meeting, he or she may appoint a representative to attend the meeting by issuing a letter of proxy prepared by the Company in which the scope of proxy shall be indicated with the signature and chop affixed. The use of the letter of proxy shall comply with Article 177 of the Company Act and the Regulations Governing the Use of Proxies for Attendance at Shareholder Meetings of Public Companies.

The voting at the shareholders' meeting of the Company may be conducted in written form or via electronic methods. The written or electronic voting shall be conducted in accordance with the relevant laws and regulations.

Article 11-1

The Company shall notify the shareholders of the shareholders' meetings thirty days in advance of an annual meeting, and fifteen days in advance of a special meeting. The meeting notice shall set forth the date, time, place and purposes of the meeting.

If the shareholders to be notified agree, notices of the shareholders' meeting may be provided via electronic methods pursuant to the Electronic Signatures Act.

Article 11-2

Shareholders who hold 1% or more of the total issued shares may propose a matter to be discussed at the annual shareholders' meeting in writing. The relevant matters shall be handled in accordance with Article 172-1 of the Company Act.

Article 12

For shareholders of the Company, each share shall be entitled to one vote. However, shares held in accordance with Article 179 of the Company Act or relevant laws and regulations do not have any voting right.

Article 12-1

In case the sole shareholder of the Company is an institutional shareholder, the function of the shareholders' meeting of the Company shall be exercised by the board of directors, and the stipulations with regard to shareholders' meetings herein shall not be applicable.

Article 13

Except as otherwise provided by the relevant laws and regulations, the resolution of a shareholders' meeting shall be adopted by a majority vote of the shareholders present who represent the majority of the total number of the issued shares, in person or by proxy. If there is no disagreement raised by the shareholders present after the chairperson's inquiry, the resolution shall be deemed as adopted, and the effectiveness thereof shall be the same as a resolution adopted by vote.

Article 13-1

In case the Company plans to revoke its public company status, the revocation shall be subject to a resolution of the shareholders' meeting. This provision shall not be modified when the stocks of the Company are registered with the Emerging Stock Market or the Company is listed on a stock exchange.

Article 14

The shareholders' meeting shall be presided over by the Chairperson of the board of directors. In case of his or her absence, a proxy shall be designated in accordance with Paragraph 3, Article 208 of the Company Act.

In the event that the shareholders' meeting is convened by a person who has the right to do so other than the board of directors, the convener shall preside over the meeting. In the event that there is more than one convener, the chairperson of the meeting shall be selected from among themselves.

Article 15

The resolutions of a shareholders' meeting shall be recorded in the meeting minutes, which shall be signed or stamped by the chairperson and secretary of the meeting and shall be distributed to the shareholders within twenty days after the meeting.

The minutes of the shareholders' meeting shall include the date, place, name of the chairperson, resolution methods, brief of the meeting and the results of the meeting, and shall be kept in the custody of the Company for the duration of the Company. The sign-in book of the shareholders and the letters of proxy shall be kept in the custody of the Company for at least one year, provided however, if there is a litigation involved, the sign-in book of the shareholders and the letters of proxy shall be kept until the litigation is closed.

The making and distribution of the meeting minutes in the preceding paragraph may be made by electronic methods. The company which is a public company may distribute the meeting minutes by making a public announcement.

Section IV Directors

Article 16

The Company shall have nine to eleven directors to be elected by the shareholders' meeting from among candidates of legal capacity. The term of the directors shall be three years. The directors may be re-elected and re-appointed. The Company adopts the candidate nomination system under Article 192-1 of the Company Act for the election of directors and independent directors. The directors and independent directors shall be elected by the shareholders from the list of candidates. The matters regarding the acceptance and the announcement of the nomination of directors and independent directors shall be handled in accordance with the laws and regulations related to the Company Act and the Securities and Exchange Act, and in accordance with the Company's rules related to the election of directors and independent directors.

Article 16-1

The Company shall have independent directors in accordance with Article 14-2 of the Securities and Exchange Act. Among the directors, there shall be three to five independent directors, the total number of which shall not be less than one-fifth of the directors. The professional qualifications, shareholding, term, restrictions on holding concurrent positions, and other requirements of the independent directors shall be handled in accordance with relevant laws and regulations promulgated by securities authorities.

In case the sole shareholder of the Company is an institutional shareholder, the independent directors shall be appointed by such institutional shareholder and the preceding paragraph shall not be applicable.

Article 16-2

The Company shall establish an audit committee in accordance with Articles 14-4 of the Securities and Exchange Act, which shall consist of all independent directors. The audit committee or the members of the audit committee shall perform the responsibilities of supervisors under the Company Act, Securities and Exchange Act, and other relevant laws and regulations.

Article 17

The board of directors consists of directors. The chairperson of the board of directors shall be elected from among the directors by a majority vote at a meeting attended by two-thirds or more of the directors. The chairperson of the board of directors shall act in his capacity to represent the Company externally and shall comply with Article 195 of the Company Act.

The chairperson of the board of directors shall preside over the shareholders' meeting and the board of directors meeting, and shall externally represent the company to perform his or her duties accorded by law. In his or her absence, a proxy shall be designated in accordance with Article 208 of the Company Act. If the board of directors meeting is held via video conference, the directors who attend the meeting via video conference shall be deemed as attending the meeting in person.

Article 18

Except as otherwise provided by the Company Act, a resolution of the board of directors is adopted if it is approved by the majority of the directors present at a meeting attended by the majority of the directors. The board of directors meeting shall be held at least once every three months. A director may appoint another director to attend the board of directors meeting on his or her behalf; provided however that a letter of proxy listing the scope of authorization with regard to the agenda of the meeting is issued. Each director may only act as the proxy for one director.

The stipulation regarding the meeting minutes for shareholders' meeting under Article 15 shall be applied to the board of directors meetings, mutatis mutandis.

Article 19

The board of directors has the authority to:

1.	Review the business policy and mid-term and long-term development plans;

2.	Review the annual business plan and supervise its execution;

3.	Review and approve the budget(s) and review the settlement of accounts;

4.	Review plans for increase or decrease in capital;

5.	Review proposals for the distribution of profits or covering of losses;

6.	Review and approve material agreements with third parties;

7.	Submit the proposals to the shareholders' meeting with regard to distribution of profits, amendment of the Articles of Incorporation, change of capital, and dissolution or merger of the Company;

8.	Review and approve the charter documents and important business rules of the Company;

9.	Approve material projects of capital expenditure;

10.	Appoint and remove the general manager and deputy general manager(s);

11.	Execute the resolutions of the shareholders' meeting;

12.	Hold the shareholders' meeting and report on the business operation; and

13.	Handle other matters required or allowed by the applicable laws.

Article 20

The audit committee has the authority to perform the rights and responsibilities of supervisors specified under the Company Act, Securities and Exchange Act and other relevant laws and regulations, and has the authorities stipulated under the charter of the audit committee of the Company.

Article 21

The resolutions of the audit committee shall be adopted with the consent of a majority of the committee members.

Article 21-1

The board of directors is authorized to determine the remuneration of all directors based on the level of involvement of and the value of contribution by the directors, taking into account the standards adopted by companies in the same industry.

Article 21-2

The Company may purchase liability insurance for its directors and independent directors in relation to their statutory liabilities incurred for the performance of their responsibilities during their incumbency.

Section V Officers

Article 22

The Company sets one general manager and, based on its business needs, one or more deputy general managers. The general manager shall be nominated by the chairperson of the board of directors and appointed in compliance with Article 29 of the Company Act.

Article 23

The general manager shall act in accordance with the instructions of the chairperson of the board of directors and shall manage the business of the Company in accordance with the resolutions of the board of directors and shareholders' meeting and these Articles of Incorporation. The general manager may nominate officers except for the deputy general manager(s), and the general manager has the rights to evaluate the performance of employees of the Company. The deputy general manager(s) shall assist the general manager in the daily operation of the Company.

Section VI Accounting

Article 24

The fiscal year of the Company shall be from January 1 of each year to December 31 of the same year. After the close of each fiscal year, to settle the accounts of such fiscal year, the following reports shall be prepared by the board of directors, delivered to the audit committee thirty days before the annual shareholders' meeting, and shall, after being audited by the audit committee, be submitted to the annual shareholders' meeting for acceptance:

1.	a business report;

2.	financial statements; and

3.	a proposal on the distribution of profits or covering of losses.

Article 25

If there is surplus profit in any given year, the Company shall set aside 10% thereof as compensation for employees, which may be distributed in stocks of the Company or in cash by a resolution of board of directors. Such compensation may be distributed to the employees of subsidiaries of the Company under certain specific requirements. The board of directors may resolve to set aside no more than 0.5% of the foregoing surplus profit as the remunerations of the directors. A proposal on the compensation for the employees and remuneration of the directors and supervisors shall be reported at the shareholders' meeting. If the Company has accumulated losses, the amount for making up said losses shall be reserved before setting aside the compensation for the employees and the remuneration of directors and supervisors according to the rates stated above.

Article 25-1

Upon the final settlement of accounts, if there is net profit, the Company shall first set aside the tax payable and offset its losses before setting aside a legal capital reserve at 10% of the remaining profit. The Company shall then set aside or reverse the special capital reserve in accordance with the laws and regulations and as requested by the competent authorities. The remaining profit of that fiscal year, as well as the accumulated undistributed profit at the beginning of such fiscal year and the adjusted undistributed profit of the given fiscal year, shall be distributable profit. If there is any surplus distributable profit after the board of directors sets aside a reserve based on the Company's operational needs, such surplus profit may be distributed in full or in part to shareholders as dividends, subject to the approval of the shareholders' meeting.

A proposal on the distribution of dividends shall be submitted by the board of directors annually to the shareholders' meeting, and be based on factors such as past years' profit, the current and future investment environment, the Company's capital needs, competition in the domestic and foreign markets, and budgets, with an aim to pursuing shareholders' interests and balancing the dividend distribution and the long-term financial plan of the Company. The distribution of profits of the Company can be made in the form of cash dividends or stock dividends, provided that the cash dividend shall account for at least 10% of the total profit distributed as dividends in the given year.

Section VII Supplementary Provisions

Article 26

The internal organization of the Company and the detailed procedures of business operation shall be determined separately by the board of directors.

Article 27

Matters not provided for in these Articles of Incorporation shall be governed by the Company Act.

Article 28

These Articles of Incorporation are agreed upon and signed by all the promoters of the Company on July 17, 1997. The first amendment was made on April 27, 1998. The second amendment was made on May 18, 2000. The third amendment was made on June 5, 2002. The fourth amendment was made on June 26, 2003. The fifth amendment was made on June 11, 2004. The sixth amendment was made on June 15, 2005. The seventh amendment was made on August 2, 2005. The eighth amendment was made on June 15, 2006. The ninth amendment was made on April 12, 2007. The tenth amendment was made on June 28, 2007. The eleventh amendment was made on December 17, 2007. The twelfth amendment was made on March 30, 2010. The thirteenth amendment was made on June 22, 2012. The fourteenth amendment was made on June 17, 2013. The fifteenth amendment was made on December 30, 2014. The sixteenth amendment was made on January 28, 2016. The seventeenth amendment was made on May 26, 2017. The eighteenth amendment was made on June 10, 2019.

ChipMOS TECHNOLOGIES INC.

Chairman: Shih-Jye Cheng